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                          CERTIFICATE OF INCORPORATION

                                       OF

                                  SUMMUS, INC.



        FIRST: The name of the corporation is SUMMUS, INC. (the "Corporation").

        SECOND: The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 190,000,000, of which 185,000,000 shall be designated as Common Stock with a par value of $.001 per share, and 5,000,000 shall be designated as Preferred Stock with a par value of $.001 per share.

        The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

        The following sets forth the rights and preferences of the Corporation's outstanding series of Preferred Stock:

          DESIGNATION OF RIGHTS AND PREFERENCES OF SUMMUS' 8% SERIES A
                          CONVERTIBLE PREFERRED STOCK

1. NUMBER AND DESIGNATION. A series consisting of Ten Thousand (10,000) shares of the authorized preferred stock of the corporation, $.001 par value, is designated as Summus' "8% Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall not be increased but may be decreased from time to time by resolution of the Board of Directors; provided, that the number of authorized shares of Series A Preferred Stock shall be increased by the number of shares of Series A Preferred Stock issued in respect of dividends pursuant to Section 3(b) hereof.

2. RANKING. For purposes of this Designation of Rights and Preferences, any stock of any class or classes of the corporation shall be deemed to rank:

        (a) prior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts

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        distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of Series A Preferred Stock (such stock is hereinafter referred to as "Senior Stock");

        (b) on a parity with Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, shall be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of Series A Preferred Stock (such stock is hereinafter referred to as "Parity Stock"); or

        (c) junior to Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be the common stock, $.001 par value, of the corporation (the "Common Stock") or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of such class or classes (such stock is hereinafter referred to as "Junior Stock").

3.      DIVIDEND AND DISTRIBUTIONS.

        (a) For each semi-annual dividend period (a "Dividend Period") dividends payable on each share of Series A Preferred Stock shall be payable at a rate of 8% per annum of the initial liquidation preference of $1,000 per share divided by two. Each Dividend Period shall commence on the April 1 and October 1 following the last day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends shall be cumulative from the date of original issue and shall be payable, when, as and if declared by the Board of Directors or by a duly authorized committee thereof, on March 31 and September 30 of each year, commencing on September 30, 2000. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof.

        (b) Dividends payable on shares of Series A Preferred Stock or any period greater or less than a full Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period. Notwithstanding paragraph
        (a) of this Section 3, any dividends payable on the shares of Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock at the option of the Corporation. The Corporation shall pay such dividend by issuing to such holder of Series A Preferred Stock additional shares of Series A Preferred Stock having an aggregate initial liquidation preference equal to the amount of cash dividends otherwise payable to such holder.

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(c)     No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other series of Parity Stock, all dividends declared upon shares of this Series and such other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(d) So long as any shares of Series A Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this series as to dividends and upon liquidation and other than as provided in paragraph (c) of this Section 3 shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid in cash or shares of Series A Preferred Stock or declared and set aside for payment for all past Dividend Periods.

4. VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of each share of Series A Preferred Stock shall not be entitled to vote on matters submitted to shareholders for voting. However, the approval of holders of a majority of the outstanding shares of Series A Preferred Stock shall be required prior to the corporation's issuing any shares of a class of preferred stock that ranks senior to the Series A Preferred Stock. The Corporation may not amend or alter any provision of this Statement of Rights and Preferences without the approval of the holders of a majority of the outstanding Series A Preferred Stock.

5. RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassesable shares of Common Stock as is equal to the Liquidation Preference on the date of conversion divided by $14.24, as adjusted pursuant to Section 5(e) below (the "Conversion Price").

        (a) MECHANICS OF CONVERSION. To convert shares of Series A Preferred Stock into shares of Common Stock, the holder of such shares of Series A Preferred Stock shall (A) surrender the certificate or certificates therefore, duly endorsed, at the office of the

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        Corporation or of any transfer agent for such stock, (B) give written notice to the Corporation at such office that it elects to convert the same, and (C) state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter and at its expense, issue and deliver to such holder a certificate or certificates for the number of shares of common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (b) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

        (c) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the fair market value per share as of the date of conversion.

        (d) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, including without limitation the adjustments required under this Section 5, and will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock set forth in this Section 5 against impairment.

        (e) ADJUSTMENT TO CONVERSIONS PRICE. The Conversion Price shall be adjusted as follows:

                (i) If, at any time during the period when the Series A Preferred Stock remains outstanding, the Corporation shall declare and pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, then the number of

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                shares of Common Stock which the holders of the Series A
                Preferred Stock would receive upon conversion thereof, as in effect at the time of taking of a record for such dividend or at the time of such stock split, shall be proportionately increased and the Conversion Price shall be proportionately decreased, and conversely, if at any time the Corporation shall contract or reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the number of shares which may be purchased upon the conversion of the Series A Preferred Stock at the time of such action shall be proportionately decreased as of such time, and the Conversion Price shall be proportionately increased.

                (ii) Whenever the Conversion Price shall be adjusted as provided in this Section 5(e), the Corporation shall as soon as practicable thereafter file at its principal office, a statement signed by its Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Conversion Price that shall be in effect after such adjustment and shall cause a copy of such statement to be sent to the holders of the Series A Preferred Stock at their addresses on the books and records of the Corporation.

        (f) CHANGES IN COMMON STOCK. In case at any time the Corporation shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the corporation's assets, charter amendment, recapitalization or reclassification of the Common Stock) in connection with which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the holders of Series A Preferred Stock shall be entitled to receive upon conversion of their shares of Series A Preferred Stock at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the securities or other property (including cash) to which such holders of Series A Preferred Stock would have been entitled upon consummation of the Transaction if such holders had converted their shares of Series A Preferred Stock immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 5. The Corporation will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the corporation) which may be required to deliver any securities or other property upon the conversion of Series A Preferred Stock as provided herein shall assume, by written instrument delivered to the holders of Series A Preferred Stock, the obligation to deliver to such holders such securities or other property as in accordance with the foregoing provisions such holders may be entitled to receive.

        (g) OTHER ACTION AFFECTING COMMON STOCK. In case at any time or from time to time the Corporation shall take any action affecting the Common Stock, other than an action described in Section 5(f) hereof, then, unless in the opinion of the Board of Directors of the Corporation such action will not have a material adverse effect upon the rights of the holders of Series A Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights

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        of the holders), the conversion formula set forth in Section 5(a) shall be adjusted in such manner and at such time as the Board of Directors of the Corporation may in good faith determine to be equitable in the circumstances.

        (h) Any shares of Series A Preferred Stock which shall at any time have been converted pursuant to this Section 5 shall, after such conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

6.      LIQUIDATION PREFERENCE.

        (a) SERIES A PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any stock ranking junior to the Series A Preferred Stock, an amount equal to $1,000 per share plus the amount of accrued and unpaid dividends thereon (the "Liquidation Preference")(such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to shares of the Series A Preferred Stock). Upon the occurrence of any such liquidation, dissolution or winding up of the corporation, the funds and assets of the corporation shall be used first to repay all indebtedness and other obligations, then to pay the liquidation preferences of any Senior Stock and then to pay the liquidation preferences of Series A Preferred Stock and Parity Stock. If the assets and funds to be distributed among the holders of the Series A Preferred Stock and the holders of Parity Stock shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and funds of the corporation legally available for distribution (after payment of any amounts due and owing to holders of any Senior Stock) shall be distributed ratably among the holders of Series A Preferred Stock and any Parity Stock based upon the relative liquidation preferences of the Series A Preferred Stock and shares of Parity Stock then held by them. Any funds or assets legally available for distribution after payment in full of the liquidation preferences of the Series A Preferred Stock and any Parity Stock shall be distributed among the holders of Junior Stock in accordance with the liquidation rights of the Junior Stock.

        (b) CONSOLIDATION, MERGER, ETC. NOT A LIQUIDATION. The consolidation or merger of the Corporation with or into any other entity, the acquisition of the capital stock of the Corporation in a share exchange or the sale, lease or other disposition of all or substantially all of the assets, property or business of the corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

        (c) VALUATION OF SECURITIES. Any securities to be distributed pursuant to this Section 6 in a liquidation, dissolution or winding up of the Corporation shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

        (d) NOTICE. Written notice (the "Notice") of any such liquidation, dissolution or winding up of the Corporation within the meaning of this
        Section 6, which states the payment date, the place where said payments shall be made and the date on which conversion rights (as defined in Section 5) terminate as to such shares (which shall be not less than 20 days after the date such notice is given), shall be given by first class


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        mail, postage prepaid, or by telecopy, facsimile or recognized overnight courier, not less than 30 nor more than 60 days prior to the payment date stated therein, to the then holders of record of Series A Preferred Stock and Common Stock, such Notice to be addressed to each such holder at its address as shown on the records of the Corporation.

7.      REDEMPTION RIGHTS.

        (a) The Corporation shall have the right at any time after March 1, 2002 to redeem, out of funds legally available therefore, any outstanding shares of Series A Preferred Stock, in whole or in part, for a redemption price equal to the Liquidation Preference per share of the Series A Preferred Stock (calculated as if the corporation liquidated on the date of redemption).

        (b) In the event that fewer than all the outstanding Series A Preferred Stock are to be redeemed, except as otherwise provided by law, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

        (c) In the event the Corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state:

                (i) the redemption date;

                (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

                (iii) the redemption price; and

                (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

        (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), the redeemed shares of Series A Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

        (e) Any shares of Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of

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        preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

        FIFTH: The name and mailing address of the Incorporator are:

                  Donald T. Locke
                  434 Fayetteville Street
                  Suite 600
                  Raleigh, North Carolina 27601

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        (i) to adopt, amend or repeal the By-Laws of the Corporation in such manner and subject to such limitations, if any, as shall be set forth in the By-Laws;

        (ii) to allot and authorize the issuance of the authorized but unissued shares of the Corporation, including the declaration of dividends payable in shares of any class to stockholders of any class; and

        (iii) to exercise all of the powers of the Corporation, insofar as the same may lawfully be vested by this certificate in the Board of Directors.

        SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of
Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director

                (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;

                (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                (iii) under Section 174 of the DGCL or any successor statute;

                (iv) for any transaction from which the director derived an improper personal benefit, or

                (v) for any act or omission occurring prior to the date when this Article Seventh becomes effective.

        If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

        EIGHTH: (a) INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal,

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administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the DGCL so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article Eighth or otherwise.


        (b) NONEXCLUSIVITY. The rights of indemnification provided in this Article Eighth shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

        (c) INSURANCE. The Corporation may purchase and maintain insurance to protect any persons against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article Eighth or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.

        IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of March, 2005.


                                                         /s/ Donald T. Locke
                                                         -----------------------
                                                         Donald T. Locke
                                                         Incorporator